Exhibit 99.2

December 8, 2022

Good morning!

Welcome to our latest investor update call.

The Muscle Maker management team wanted to review the recently announced agreement with AGGIA and its potential impact on the overall business. We appreciate you spending your valuable time with us today and learning about our recent announcement. Before we get started, I would like to remind you that we have posted a press release on our website under the Investor Relations section regarding the Aggia transaction and filed the press release with the Securities and Exchange Commission. Our discussion today will include forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. The company assumes no obligation to update the information in this communication, except as otherwise required by law. Additional information about these factors is detailed in the company’s press releases and publicly available filings with the SEC.

On Friday, November 18th, we filed an 8K and corresponding press release announcing a new subsidiary and a material agreement between our wholly owned subsidiary and AGGIA. We believe this agreement could have a significant impact on our company and eventually lead to a change in the makeup of our board of directors and result in a significant issuance of common stock to Aggia. We wanted to review the agreement in detail, explain each component and answer some questions in a way that shareholders would be able to fully understand the potential benefits this transaction could bring to Muscle Maker.

Before we begin, let me introduce who is on the call today. First, I have Kevin Mohan, Muscle Maker’s Chairman of the Board and our Chief Investment Officer and I am Mike Roper, Chief Executive Officer of Muscle Maker.

Kevin, take it away……

Before we review the new AGGIA agreement, I think its important provide a bit of background on Muscle Maker. Muscle Maker is traded on the NASDAQ Capital Market under the symbol GRIL. Muscle Maker is the parent company and has three main divisions. The three divisions include Muscle Maker Grill restaurants, Superfit Foods Meal Prep and Pokemoto Hawaiian Poke restaurants. Our current business strategy is focused on growth through franchising, with a focus on the pokemoto brand. As of this recording, we currently have 41 locations open and operating among all of our brands and 50 additional Pokemoto franchise agreements sold but not yet open. We are focused on growing the pokemoto brand specifically. The pokemoto brand has grown to over 14 states with currently open or coming soon locations. These states include: New York, Virginia, New Jersey, Florida, South Carolina, Connecticut, Maryland, Rhode Island, Massachusetts, Texas, Kansas, Mississippi, Pennsylvania and Tennessee. We are now able to sell pokemoto franchise agreements in 48 states. We have built the infrastructure to support our franchising efforts in sales, operations, marketing, menu development, finance and all other segments of the business. Our management team has a wide range of experience in franchise systems and we are confident in our current franchise growth strategy. In summary, each franchise location generates up to $25,000 as an initial franchise fee once the franchise agreement is signed. Once the location opens, it provides the franchisor a steady revenue stream of up to 6% of net sales. This is what makes the franchise model so attractive! The typical franchise agreement is for 10 years with a 5 year renewal option. This is our current business model and strategy for the restaurant divisions.

Now that we reviewed the general structure and business strategy of Muscle Maker’s portfolio of restaurants, let’s discuss in detail the AGGIA announcement and what we believe this could mean for the creation of shareholder value.

Back to you Mike…..

Before we dive into the details of the agreement let’s first explain who AGGIA is.

Several months ago, Muscle Maker was approached by AGGIA with what we believe to be a unique and exciting business proposition of wholesaling food and engaging in the purchase and sale of physical food commodities. In order to take advantage of this opportunity we formed Sadot LLC, as a wholly owned subsidiary, and Sadot engaged AGGIA. AGGIA is an international consulting firm whose senior executives have extensive, longstanding backgrounds in the food and agriculture supply chain industries. Benjamin Petel was appointed as the initial Managing Member Representative for Sadot overseeing the day-to-day operations performed by the team of shipping, logistics, accountants, operations, traders and others within the AGGIA company that will be providing the needed services to Sadot in order to implement this new business. The AGGIA team possesses specific expertise in moving various grains, such as wheat, corn or soybeans, and other food products around the world via cargo ships. As mentioned in our original press release, a typical single cargo ship transaction consists of shipping grains from one country to another containing 25,000 to 70,000 metric tons of grains with values ranging between $5 million and $40 million dollars per shipment. The executives at AGGIA have extensive expertise in plant-based commodity sourcing, trading, shipping, farming and production.

We are confident they have an extensive track record in the industry. This experience, along with being in the overall food industry, piqued our interest.

The core restaurant business at Muscle Maker has been showing steady growth of our footprint through the expansion of open restaurants and losses have continued to narrow even in today’s economic environment. Further, Muscle Maker still has significant cash on the balance sheet and management believes we have enough capital to execute the current franchise growth strategy. We continue to be opportunistic in our business strategy by pursuing the physical commodity business line, we wanted to explore a new development for Muscle Maker that would still allow us to execute our current franchise business strategy.

Thus, the diversification strategy covering consumer restaurants, franchising, meal prep and international commodity shipping, sourcing, farming and production initiative was born.

Thanks Mike….

So now I want to explain how the AGGIA agreement works

As discussed above, Muscle Maker has formed a new subsidiary to support this agreement. The new subsidiary is Sadot LLC, which was formed as a Delaware limited liability company and Muscle Maker serves as the managing member. Our parent company, Muscle Maker, will now have 4 divisions – our original three divisions of muscle Maker grill restaurants, Superfit foods meal prep and Pokemoto Hawaiian Poke restaurants and now the newly created fourth division, Sadot LLC.

Muscle Maker has consulted with numerous industry experts from the audit, tax, legal and banking industries regarding the structure of this agreement and the overall process. Since we had never seen a deal structured like this before, we wanted to make sure that all areas of our business were consulted to ensure cohesion amongst all the objectives outlined in both Muscle Maker and AGGIA business “go forward” strategies.

Muscle Maker, through Sadot, has engaged AGGIA to perform the day-to-day operations of Sadot. While the current management team has expertise in franchising, AGGIA possesses the expertise in the agricultural commodities’ shipping, trading, sourcing, farming and production business.

While there are many nuances and components of the overall agreement, we believe there are several key points that are important to focus on. These include:

1.	First and foremost, this is strictly a “pay for performance” agreement based on generating net income. Performance is only measured by net income. Not revenue, not hard work, not potential. Only net income. AGGIA only earns common stock or the right to nominate new board members by generating net income for Sadot.
2.	Shares earned by AGGIA are calculated using quarterly net income divided by a premium per share price of $1.5625 per share.
3.	AGGIA can earn up to 14,424,275 shares of common stock. To earn the full amount of shares, this would require AGGIA to generate $22,537,929 of net income for Sadot. If no net income is generated, no shares will be earned by Aggia.
4.	AGGIA has the right to nominate new members to our board of directors only upon reaching certain net income milestones. These milestones include 1 nomination at signing, 2 nominations at $3.3 million in net income generated by Sadot, 2 additional nominations at $6.6 million in net income generated by Sadot and the final 3 nominations at $9.9 million in net income generated by Sadot. Again, if there is no net income generated, then there are no additional nominations after the first nomination upon execution of the agreement.
5.	Muscle Maker management will continue to focus on the pokemoto franchise growth strategy – nothing changes from our current strategy
6.	All current cash on hand will stay within the current restaurant divisions with the goal to execute the franchise growth strategy
7.	Any new capital generated from the execution of warrants, if any, will also be used to further develop the current restaurant divisions
8.	AGGIA agrees with the current franchise growth strategy which will remain in effect for a minimum of two years
9.	Current management will remain to execute the franchise growth strategy
10.	Because this agreement could lead to a change in the makeup of our board of directors and result in a significant issuance of common stock to Aggia, the agreement will require an approval of the majority of the shareholders at a special shareholder meeting. We are currently working on the dates of this special shareholder meeting and will be announcing it soon.

Thanks Kevin…..

Considering the agreement is pay for performance and focuses on net income as the only metric used for AGGIA to earn shares or nominate directors, let’s talk about this in more detail:

How is net income calculated?

AGGIA has agreed that the net income calculation is basically revenue generated by AGGIA for Sadot, less any expenses related to generating this revenue. We believe this is pretty straightforward. However, we also have agreed to deduct any incremental costs Muscle Maker, as the parent company, may incur as a result of this transaction. For example, if Muscle Maker has to add more accounting personnel to support Sadot, these costs are added to the expenses and covered fully in the net income calculation.

AGGIA can earn up to 14,424,275 shares of Muscle Maker common stock. The number of shares of common stock to be issued on a quarterly basis is determined by dividing the net income as calculated above by the per share price of $1.5625, which is a premium to the current market price. For example, if net income for a quarter is $1,200,000 you would divide this by the premium common stock price of $1.5625 per share. AGGIA would earn 768,000 shares of Muscle Maker common stock. ($1,200,000/$1.5625=768,000 shares earned).

If AGGIA earned the maximum number of common stock shares, that would equate to $22,537,929 in net income AGGIA would have generated for Muscle Maker’s Sadot subsidiary. To put that into perspective, Muscle Maker has battled through covid, labor shortages, inflation, war, supply chain issues and potentially a recession. While we believe we are continuing to improve our results year over year and are executing against the franchise growth model, if AGGIA drove these net income numbers into Muscle Maker we believe the net result on our financial performance would be positive.

I think its important Mike, that our shareholders understand that our management team believes in and has experience with franchise growth models. It is important to the team and shareholders that we are able to still continue to execute against the pokemoto franchise strategy while also being able to diversify and build out a larger business overall through the international commodity shipping, sourcing, farming and production model. The AGGIA team, while they may eventually own a significant portion of our common stock, was willing to put together a pay for performance agreement while also ensuring the continued execution of the franchise growth strategy. We believe this says a lot about the confidence the AGGIA team has in its ability to hit their net income metrics. The Muscle Maker team will focus on franchising. Nothing changes with the strategy. If AGGIA performs and generates net income, we still execute against the franchise model at the same time. If AGGIA does not perform we will still continue to focus against the franchise model. This part of the business remains the same. We believe this is the perfect opportunity for Muscle Maker to be able to run our current business model while also being able to diversify and add additional potential revenue sources at no cost to the GRIL shareholders.

Thanks Kevin…..

Over the past few days, we have received questions from shareholders that we would like to answer for everyone’s benefit.

Why was this agreement attractive to Muscle Maker, Inc?

First, we like the pay for performance model. We were not interested in diversifying our business model unless the new partner was able to drive shareholder value while not adding more risk to our current strategy. Finding a company that is in the food space is ideal as we have been approached in the past by numerous non-related industries. This was very attractive to us since management will continue to pursue the franchise business model as usual while diversifying only in the event of performance by AGGIA.

This is a very important aspect of this agreement. It was important to ensure that our current business strategy of growing Pokemoto through franchising continues since our footprint continues to grow even in the current economic environment. We designed the agreement to allow all cash on hand today to remain focused on the expansion of Pokemoto. We also arranged for any future capital gained through the exercise of warrants to be devoted to the expansion of Pokemoto. We believe there is an opportunity to futher pursue the poke segment of the restaurant industry and wanted to ensure there were no roadblocks to executing this strategy.

Further, we believe this transaction can create a unique diversified company that can reach not only consumer restaurants, franchising and meal prep industries, but we can also reach the worldwide agriculture business of sourcing, distribution and production.

Does this agreement require shareholder approval?

Yes, for various reasons including the potential issuance of in excess of 20% of our shares outstanding, this agreement requires the approval of a majority of our shares outstanding. We will be setting up a special shareholder meeting to vote on this proposal. More information will be coming soon on the pertinent dates.

Why would AGGIA agree to earn shares of common stock at a premium of $1.5625 per share if they could simply go out and purchase shares on the open market today?

Aggia agreed to this because they are confident in their performance given the teams previous track record. AGGIA only earns shares of common stock by generating net income into Muscle Maker’s Sadot subsidiary. AGGIA can earn up to 14,424,275 shares of common stock which would equate to $22,537,929 in net income generated into Sadot. While the $1.5625 is a premium to the share price as of the date of signing the agreement, AGGIA believes the current share price is not indicative of the overall value of the company and is comfortable proceeding with the premium.

Why is everything based on net income versus revenue? We wanted to make sure that the AGGIA performance was based on net income, otherwise they could eventually gain control of the company over time and not provide any benefit to the bottom line. While revenue is important, net income is what drives the overall company performance. Remember, Muscle Maker overall, while improving year over year, is still currently not profitable as a whole. We believe our strategy will continue to drive improvements over time as more franchise locations are sold and opened. We wanted the new Sadot subsidiary to make a positive impact as quickly as possible. We also get to leverage the AGGIA relationship, if they perform, to drive financial results to Muscle Maker.

Considering AGGIA is a foreign based company, are financials numbers discussed in US dollars? Yes, all numbers discussed and presented are in US dollars

Eventually, assuming AGGIA performs, what ultimately happens with Muscle Maker, Inc and its current restaurant divisions? Muscle Maker is the parent company. Nothing changes with this entity as the AGGIA agreement is simply focused on a new subsidiary of the company. Eventually, AGGIA could achieve a change of control of the board of directors of Muscle Maker and influence strategic direction. Performance should always dictate strategic direction.

What percent of Muscle Maker can AGGIA actually own over time? As the agreement specifies, AGGIA can earn up to 14,424,275 shares of common stock which would equal 33.34% of the total issued and outstanding shares as of the agreement date. Remember, AGGIA only earns shares of common stock as they generate net income for Sadot, Muscle Maker’s subsidiary. Keep in mind Sadot is 100% owned by Muscle Maker.

What happens if the stock price goes up and warrants get exercised? Depending on the warrant strike price, warrant holders may or may not exercise their warrants. This would be their decision. If they were to exercise, of which there is no guarantee, this means Muscle Maker would receive additional capital based on the number of warrants exercised and the strike price. The agreement with AGGIA specifically identifies this possibility and requires any capital received from existing warrant holders would be dedicated towards the restaurant subsidiaries.

Will Muscle Maker still be able to look at new M&A opportunities and exercise their business strategy? Yes, we have specifically carved out the ability to execute our current business strategy of franchise growth. This would include the ability to acquire chains, build new locations, optimize existing locations, sell locations, etc. in support of our current strategy

In conclusion, we feel the AGGIA agreement is unique. It is based on a “pay for performance model” where AGGIA could eventually acquire a significant amount of shares of common stock and have the ability to change the makeup of our board of directors. This would only occur after AGGIA generates net income into the business overall. If AGGIA reaches certain net income thresholds, they will achieve a change of control of the board of directors while also earning shares of common stock of Muscle Maker. While this could create a significant change at Muscle Maker, the management team views it as creating a more diversified business model that would reach into consumer restaurants, franchising, meal prep and now a worldwide agri business participating in sourcing, distribution and production of agriculture products. We believe we have an opportunity to create a diversified, vertically integrated business model with an overall focus on the food industry. The Company stands by its mission to create shareholder value.

Thank you for listening to our latest shareholder update. Please be on the lookout for key dates relating to the special shareholder meeting.